[LOGO]

                         U.S. TIMBERLANDS COMPANY, L.P.



FOR IMMEDIATE RELEASE


Contacts:                Thomas C. Ludlow
                         Chief Financial Officer
                         U.S. Timberlands Company, L.P.
                         (212) 755-1100



              US TIMBERLANDS ANNOUNCES CLASS ACTION LAW SUITS FILED


NEW YORK, April 26, 2002 -- U.S. Timberlands Company, L.P. (Nasdaq: TIMBZ) today announced that several purported class action lawsuits were filed against the general partner of the Company and the board of directors of the general partner alleging, among other things, breach of fiduciary duty and self-dealing by the general partner and the board in connection with the receipt by the Company of a revised offer, dated April 23, 2002, from a group led by senior management of the Company to take the Company private.

The lawsuits were filed in the Court of Chancery of the State of Delaware for the County of New Castle. The lawsuits were filed by purported unitholders of the Company, on behalf of all other similarly situated unitholders, and seek to have the class certified and the purported unitholders bringing the action named as a representative of the class. In addition, the lawsuits seek to enjoin the going private transaction, to rescind the going private transaction if it is consummated, and to recover damages and attorneys' fees. The lawsuits also name the Company as a defendant.

U.S. Timberlands Company, L.P. and its affiliate own 670,000 fee acres of timberland and cutting rights on 18,000 acres of timberland containing total merchantable timber volume estimated to be approximately 1.9 billion board feet in Oregon and Washington, east of the Cascade Range. U.S. Timberlands specializes in the growing of trees and the sale of logs and standing timber. Logs harvested from the timberlands are sold to unaffiliated domestic conversion facilities. These logs are processed for sale as lumber,


                                     -more-
molding products, doors, millwork, commodity, specialty and overlaid plywood products, laminated veneer lumber, engineered wood I-beams, particleboard, hardboard, paper and other wood products. These products are used in residential, commercial and industrial construction, home remodeling and repair and general industrial applications as well as a variety of paper products. U.S. Timberlands also owns and operates its own seed orchard and produces approximately five million conifer seedlings annually from its nursery, approximately half of which are used for its own internal reforestation programs, with the balance sold to other forest products companies.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Federal securities laws. Although U.S. Timberlands believes that expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Such risks, trends and uncertainties include the highly cyclical nature of the forest products industry, economic conditions in export markets, the possibility that timber supply could increase if governmental, environmental or endangered species policies change, and limitations on U.S. Timberlands' ability to harvest its timber due to adverse natural conditions or increased governmental restrictions. For a more complete description of factors, which could impact U.S. Timberlands and the statements contained herein, reference should be made to U.S. Timberlands' filings with the United States Securities and Exchange Commission.




                                 Page 10 of 10